Exhibit 99.1

Neos Therapeutics Announces Second Quarter 2016 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, TX (August 11, 2016) — Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing and commercializing innovative extended-release (XR) products for the treatment of attention-deficit/hyperactivity disorder (ADHD), today announced financial results for the second quarter ended June 30, 2016 and provided a business update.

“We are pleased with the steady increase in demand for Adzenys XR-ODT™ since the launch on May 16, 2016. We are receiving positive feedback from both physicians and patients, and adoption across multiple age groups has been encouraging. We anticipate increased demand for this product with the start of the new school year in August and September, as physicians often adjust or initiate ADHD medications when students return to school,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “With the recent successful completion of our Cotempla XR-ODT™ bioequivalence bridging study, we look forward to pursuing FDA approval of our two additional late-stage product candidates for ADHD to ultimately provide patients and caregivers with a range of user friendly alternatives for the treatment of ADHD.”

Adzenys XR-ODT™ Launch Update

•                  Prescriptions as reported by IMS for Adzenys XR-ODT from our May 16 product introduction through the end of June totaled 1,050.

•                  Total prescriptions from launch through the week ended July 29, 2016 as reported by IMS are 2,548.

•                  Prescriptions have continued to grow on a week over week basis. Prescriptions for Adzenys XR-ODT have grown by an average of 15.4% per week since the end of June, whereas over that same period, consistent with historical summer seasonality, IMS reported a decline of 0.5% in overall ADHD prescriptions.

•                  The cumulative total number of prescribers of Adzenys XR-ODT as reported by IMS as of the week ended July 22, 2016 is 824. Of this total, 329 prescribers  have written Adzenys XR-ODT prescriptions in multiple weeks.

•                  To date, Adzenys XR-ODT has achieved managed care coverage with approximately 129 million lives covered by commercial providers.

Other Recent Highlights

•                  In late July, the company announced the successful completion of bioequivalence bridging study for Cotempla XR-ODT™.

•                  In May, Neos appointed Juergen Martens as Chief Technology and Operations Officer.

Upcoming 2016 Milestones

•                  Resubmit the NDA for Cotempla XR-ODT™, the Company’s methylphenidate extended-release ODT product, by the end of 2016.

•                  Submit the NDA for NT-0201, the Company’s amphetamine XR liquid suspension in the fourth quarter of 2016.

Select Financial Results for the Second Quarter Ended June 30, 2016

Total revenues were $1.5 million for the three months ended June 30, 2016, unchanged compared to the three months ended June 30, 2015. Principally all of second quarter 2016 revenue was generated from net sales of the Company’s generic Tussionex.

Gross loss for the three months ended June 30, 2016 was $0.2 million, unchanged from the three months ended June 30, 2015.

Research and development expenses were $4.3 million for the three months ended June 30, 2016, an increase of $2.2 million compared to the three months ended June 30, 2015. This increase was primarily due to costs associated with the bioequivalence studies for Cotempla XR-ODT and NT-0201.

Selling and marketing expenses were $16.0 million for the three months ended June 30, 2016, an increase of $15.4 million from the three months ended June 30, 2015.  The increase was primarily due to the pre-commercialization, launch and sales activities for Adzenys XR-ODT which launched on May 16, 2016.

General and administrative expenses were $3.5 million for the three months ended June 30, 2016, an increase of $1.8 million compared to the three months ended June 30, 2015.  The increase was primarily due to increases in salary and compensation expense associated with becoming a public reporting and commercial company, and share-based compensation.

The Company reported a net loss of $26.5 million in the three months ended June 30, 2016, compared with $5.8 million for the same period in 2015.

At June 30, 2016, the Company’s cash, cash equivalents and investments amounted to $80.1 million.

Conference Call Details

Neos Therapeutics will host a conference call at 8:30 a.m. ET today, August 11, 2016, to discuss the Company’s 2016 second quarter financial results. To access the call, dial 877-388-8985 (U.S.) or 562-912-2654 (outside of the U.S.). The Conference ID is 49610681.  A live webcast will be available on the Investor Relations page of the company’s website at http://investors.neostx.com/. Please log in approximately 5-10 minutes prior to the scheduled start time.

The archived webcast will be available on the company’s Investor Relations page under Presentations.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT is the first approved product using the Company’s XR-ODT technology platform. Neos, which is initially focusing on the treatment of ADHD, has two other branded product candidates that are XR medications in ODT or liquid suspension dosage forms. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®(1), an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

(1)Tussionex® is a registered trademark of the UCB Group of Companies

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercial launch and commercial success of Adzenys XR-ODTTM, the resubmission of the NDA for Cotempla XR-ODTTM, the submission of the NDA for NT-0201 and the Company’s need for additional funding to commercialize Adzenys XR-ODTTM and develop and commercialize the Company’s additional product candidates.  Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, prospects or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully launch Adzenys XR-ODTTM, market acceptance by physicians, patients, third-party payors and the medical community, our ability to successfully address the deficiencies identified by the FDA or which may be identified by the FDA which preclude approval of the NDA for our Cotempla XR-ODTTM product candidate, including that we demonstrate bioequivalence between the clinical trial material and to-be-marketed drug product and that we assess the food effect on the to-be-marketed drug product, the receipt of regulatory approval for NT-0201, our ability to market and sell our product candidates, our ability to raise capital when needed and other risks set forth under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q, as updated by our other subsequently filed SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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Financial Tables Follow

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands, except share and per share data	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$41,886	$90,763
Short-term investments	38,232	—
Accounts receivable, net of allowances of $1,138 and $1,039, respectively	5,659	3,903
Inventories	4,427	2,520
Deferred contract sales organization fees	525	—
Other current assets	1,207	1,058
Total current assets	91,936	98,244
Property and equipment, net	6,848	5,124
Intangible assets, net	16,360	16,672
Other assets	2,564	2,470
Total assets	$117,708	$122,510
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,299	$4,824
Accrued expenses	9,189	3,141
Deferred revenue	2,614	—
Current portion of long-term debt	1,745	7,973
Total current liabilities	16,847	15,938
Long-Term Liabilities:
Long-term debt, net of current portion	58,576	26,271
Earnout liability	257	214
Deferred gain on leaseback	132	547
Deferred rent	1,194	1,166
Total long-term liabilities	60,159	28,198
Stockholder’s Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 100,000,000 authorized at June 30, 2016 and December 31, 2015; 16,079, 902 and 16,070,705 issued and outstanding at June 30, 2016, respectively; 16,025,155 and 16,015,958 issued and outstanding at December 31, 2015, respectively	16	16
Treasury stock, at cost, 9,197 shares at June 30, 2016 and December 31, 2015	(171)	(171)
Additional paid-in capital	196,757	195,314
Accumulated deficit	(155,938)	(116,785)
Accumulated other comprehensive income	38	—
Total stockholders’ equity	40,702	78,374
Total liabilities and stockholders’ equity	$117,708	$122,510

Neos Therapeutics, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts	2016	2015	2016	2015
Revenues:
Net product sales	$1,485	$1,484	$4,068	$1,912
Cost of goods sold	1,682	1,659	3,954	2,754
Gross (loss) profit	(197)	(175)	114	(842)
Research and development	4,253	2,102	6,594	6,422
Selling and marketing expenses	16,046	602	22,330	928
General and administrative expenses	3,508	1,659	7,058	2,996
Loss from operations	(24,004)	(4,538)	(35,868)	(11,188)
Interest expense, net	(1,508)	(884)	(2,469)	(1,641)
Loss on debt extinguishment	(1,187)	—	(1,187)	—
Other income, net	207	208	414	415
Change in fair value of earnout and warrant liabilities	(47)	(539)	(43)	105
Net loss	(26,539)	(5,753)	(39,153)	(12,309)
Preferred stock accretion to redemption value	—	(586)	—	(1,070)
Preferred stock dividends	—	(544)	—	(1,083)
Net loss attributable to common stock	$(26,539)	$(6,883)	$(39,153)	$(14,462)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	16,050,138	887,397	16,037,728	886,323
Net loss per share of common stock, basic and diluted	$(1.65)	$(7.76)	$(2.44)	$(16.32)

CONTACTS:

Richard I. Eisenstadt, Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

David Carey, Investor Relations

Lazar Partners

(212) 867-1768

dcarey@lazarpartners.com